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                                                                     EXHIBIT 4.3


                              CERTIFICATE OF TRUST

                                       OF

                        UNION BANKSHARES CAPITAL TRUST I


     THIS Certificate of Trust of Union Bankshares Capital Trust I (the "Trust"), dated as of October 14, 1998, has been duly executed and is being filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.).

     1. Name. The name of the business trust being formed hereby is Union Bankshares Capital Trust I.

     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn:
Corporate Trust Administration.

     3. Effective Date. This Certificate of Trust shall be effective upon filing.

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have duly executed this Certificate of Trust as of the date first-above written.


                          WILMINGTON TRUST COMPANY, not in its
                          individual capacity but solely as trustee of the Trust




                          By: /s/ Norma P. Closs
                              -----------------------------------
                              Name: Norma P. Closs
                              Title: Vice President


                          BRUCE E. HALL, not in his individual capacity but solely as trustee of the Trust


                          /s/ Bruce E. Hall
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